Contacts:
Anthony N. Leo Jeffrey M. Hunt
Chief Executive Officer Chief Strategy Officer
727.399.5678 727.399.5687

BayFirst Financial Corp., Parent Company of St. Petersburg-Based First Home Bank,
Announces Key Executive Promotions
Tom Zernick Promoted to President of First Home Bank
Robin Oliver Promoted to Chief Operating Officer and CFO

ST. PETERSBURG, FL. — February 1, 2022 — Just days after announcing record-breaking earnings for the year 2021 and its 23rd consecutive quarterly cash dividend, BayFirst Financial Corp. (f/k/a First Home Bancorp, Inc.) (NASDAQ: BAFN) (“BayFirst” or the “Company”), parent company of First Home Bank (“First Home” or the “Bank”) is pleased to announce strategic promotions of two individuals who have played pivotal roles in the Company’s overall success to date.

Tom Zernick, who has served as President of CreditBench, First Home Bank’s SBA lending division, since 2016 has been promoted to President of First Home Bank. In his new role, he will be responsible for coordinating the Bank’s various business lines to increase loan and deposit generation. Tom will oversee all product delivery and support functions of the Bank, while Anthony N. Leo remains CEO of BayFirst.

Robin Oliver has been promoted to Chief Operating Officer of BayFirst. In her new role, she will focus on enhancing operational efficiencies and improving communication of operating changes in the Company. She will oversee most bank operations and administrative departments while remaining the Company’s Chief Financial Officer.

“It is my great pleasure to announce these two promotions and acknowledge the exceptional commitment and results both Tom and Robin have demonstrated over the course of their careers at BayFirst,” stated Anthony N. Leo, BayFirst’s Chief Executive Officer. “Under Tom’s direction, our SBA division, CreditBench, has emerged as the top SBA lender in the Tampa Bay area for the SBA's fiscal year.”

“Robin has been a key player in the Company’s operational decision-making and strategy since joining the team in 2018,” added Leo. “She is a leader in the industry and a driver of BayFirst’s top-line growth and profit improvement. Under her operational oversight, the organization has achieved outstanding results, including a 93.80% increase in net income to $24.62 million in 2021.”

Last week, BayFirst reported record earnings for 2021, in a release that can be viewed in its entirety here. Additionally, on January 3, 2022, the Company submitted an application to the Office of the Comptroller of the Currency to convert First Home Bank to a national banking association under the name BayFirst National Bank. It also began trading on the Nasdaq Capital Market under the symbol “BAFN,” in late 2021, becoming the only Nasdaq-listed bank holding company headquartered on the west coast of Florida and one of only eight in the state.

About BayFirst Financial Corp.
BayFirst Financial Corp. (f/k/a First Home Bancorp, Inc.) is a registered bank holding company which commenced operations on September 1, 2000. Its primary source of income is from its wholly owned subsidiary, First Home Bank, which commenced business operations on February 12, 1999. First Home Bank is a Federal Reserve member and a state-chartered banking institution. The Bank operates seven full-service office locations, 23 mortgage loan production offices and is in the top 15 by dollar volume and by number of units originated nationwide through the first quarter ended December 31, 2021 of SBA's 2022 fiscal year.

BayFirst Financial Corp., through the Bank, offers a broad range of commercial and consumer banking services including various types of deposit accounts and loans for businesses and individuals. As of December 31, 2021, BayFirst Financial Corp. had $917.10 million in total assets.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. BayFirst Financial Corp. does not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.